Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 23, 2013 - Sono-Tek Corporation (OTCQB: SOTK) held its Annual Shareholders Meeting on August 22, 2013 in Milton, New York. The results of Fiscal Year 2013, which ended on February 28, 2013, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the past year’s business performance and future prospects. He noted that while Sono-Tek’s sales decreased last year as a result of declining financial support of clean energy initiatives by governments around the world, the Company implemented cost reduction actions and remained profitable while increasing cash and marketable securities. He also noted that the Company’s sales levels over the previous three years, increased by a rate of over 20% on an annual aggregate growth basis, and that the Company has set a target of returning to double digit revenue growth this year with increased income and cash generation. He noted that the Company created a number of new products aimed at additional markets during last year, and the Company is already seeing a positive impact in sales to the medical device, semiconductor, and food markets.

The Company’s President, R. Stephen Harshbarger, and other members of the management team presented information on the Company’s markets which include electronics, clean energy including fuel cells and solar energy, medical device coatings, and the glass, textile, and food industries.

Since the meeting takes place just prior to the end of the second quarter of the Company’s current fiscal year, Dr. Coccio indicated that “We have seen an increase in sales from the fourth quarter of last year to the first quarter of this year of over 10%, and we expect to show another increase in the current quarter which ends August 31, 2013, supporting our growth targets for this year”.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. The Company’s slide show presentation used at the annual meeting and a video presentation is available on the Company’s website at http://www.sono-tek.com/investor-relations/.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the food coating and solar energy markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended
	February 28, 2013	February 28, 2012
Net Sales	$9,542,353	$12,052,893

Gross Profit	$4,532,261	$6,166,226

Operating Income	$150,609	$1,261,339

Net Income	$132,251	$1,432,293

Basic Earnings Per Share	$0.01	$0.10

Diluted Earnings Per Share	$0.01	$0.09

Weighted Average Shares - Basic	14,484,200	14,442,908

Weighted Average Shares - Diluted	14,484,200	15,407,144